As filed with the Securities and Exchange Commission on November 21, 2007	Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRAZAURO RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	76-0195574 (I.R.S. Employer Identification No.)

16360 Park Ten Place , Suite 217

Houston, TX 77084

(Address, including zip code,

of registrant’s principal executive offices)

____________________

Brazauro Resources Corporation 2003 Stock Option Plan

Amended as at July 28, 2005, July 31, 2006

and Amended as at July 30, 2007

(Full title of the plan)

____________________

Mark E. Jones, III

Brazauro Resources Corporation

16360 Park Ten Place, Suite 217

Houston, TX 77084

(Name, address and telephone number, including area code, of agent for service of process)

____________________

Copies to:

Kimberley Anderson

Dorsey & Whitney LLP

U.S. Bank Center

1420 5th Ave, Suite 3400

Seattle WA 98101-4010

(206) 903-8800

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares reserved for issuance pursuant to the Stock Option Plan	3,000,000	$0.67(3)	$2,010,000	$216

(1)	Common Shares, no par value, offered by Brazauro Resources Corporation (the “Registrant”) pursuant to the Registrant’s 2003 Stock Option Plan Amended as at July 28, 2005, July 31, 2006 and Amended as at July 30, 2007 (the “Plan”) described herein.
(2)	The Plan provides that the aggregate number of Common Shares reserved under the Plan, or any other plan of the Registrant, shall not, at the time of the stock option grant, exceed twenty percent (20%) of the total number of the then issued and outstanding Common Shares (calculated on a non-diluted basis).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the Registrant’s Common Shares as quoted on the TSX Venture Exchange on November 16, 2007 (CDN$0.65), converted into U.S. dollars based on the noon buying rate on November 16, 2007 in New York for Canadian dollars as certified by the Federal Reserve Bank of New York for customs purposes (CDN$1.00=US$1.0281).

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed to register an additional 3,000,000 common shares, no par value, (“Common Shares”), that may be offered and sold to participants in the 2003 Stock Option Plan Amended as at July 28, 2005, July 31, 2006 and Amended as at July 30, 2007 (the “Plan”), of Brazauro Resources Corporation (the “Registrant”). The Common Shares are in addition to the 9,925,000 Common Shares covered by a registration statement on Form S-8 filed on December 12, 2006 (file number 333-139278), the contents of which are incorporated by reference herein as permitted by General Instruction E to the Form S-8.

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I.        INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement.

(a)	The Registrant’s annual report on Form 20-F (File No. 000-21968) for the fiscal year ended January 31, 2007 filed with the Securities and Exchange Commission (“the Commission”) on May 25, 2007.
(b)

All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the date of the annual report incorporated by reference herein pursuant to (a) above.

(c)

The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 10 filed with the Commission on June 23, 1993, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The laws of British Columbia and the Registrant’s articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933.

Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•	indemnify an eligible party against all eligible penalties, which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

•	after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company is required to pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be;

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Pursuant to The Registrant’s articles, each director and alternate director is deemed to have contracted with The Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA and the Registrant’s articles, and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Company; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (iii) at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; and (iv) at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee, or agent or person who holds or held such equivalent position.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of US$5,342,000, subject to a corporate deductible of US$107,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Brazauro Resources Corporation 2003 Stock Option Plan Amended as at July 28, 2005, July 31, 2006 and Amended as at July 30, 2007 (including Form of Stock Option Agreement)
5.1	Opinion of DuMoulin Black LLP
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of DuMoulin Black LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (see page II-9 of this registration statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on November 21, 2007.

BRAZAURO RESOURCES CORPORATION

By: /s/ Mark E. Jones, III
Mark E. Jones, III
Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark E. Jones, III his true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mark E. Jones, III Mark E. Jones, III	Chief Executive Officer and Chairman (principal executive, financial and accounting officer)	November 21, 2007
/s/ D. Harry W. Dobson D. Harry W. Dobson	Director	November 21, 2007
/s/ Patrick L. Glazier Patrick L. Glazier	Director	November 21, 2007
/s/ Brian C. Irwin Brian C. Irwin	Director	November 21, 2007
/s/ Leendert G. Krol Leendert G. Krol	Director	November 21, 2007
/s/ Daniel B. Leonard Daniel B. Leonard	Director	November 21, 2007
/s/ Dr. Roger Howard Mitchell Dr. Roger Howard Mitchell	Director	November 21, 2007
/s/ Dr. Roger David Morton Dr. Roger David Morton	Director	November 21, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Brazauro Resources Corporation 2003 Stock Option Plan Amended as at July 28, 2005, July 31, 2006 and Amended as at July 30, 2007 (including Form of Stock Option Agreement)
5.1	Opinion of DuMoulin Black LLP
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of DuMoulin Black LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (see page II-9 of this registration statement).